Exhibit 99.1

MagnaChip Announces Postponement of Fourth Quarter 2013 Earnings Release and Conference Call

SEOUL, South Korea and CUPERTINO, Calif., January 27, 2014 — MagnaChip Semiconductor Corporation (“MagnaChip” or the “Company”) (NYSE: MX), a Korea-based designer and manufacturer of analog and mixed-signal semiconductor products, today announced that it is postponing its fourth quarter 2013 earnings release and investor conference call, previously scheduled for Tuesday, January 28, 2014, to provide additional time for the Company to complete its review of its financial results for the fourth quarter and full year 2013.

When the Company completes its review, it intends to issue a press release to reschedule its fourth quarter 2013 earnings release and investor conference call.

About MagnaChip Semiconductor Corporation

Headquartered in South Korea, MagnaChip is a Korea-based designer and manufacturer of analog and mixed-signal semiconductor products for high-volume consumer applications. MagnaChip believes it has one of the broadest and deepest ranges of analog and mixed-signal semiconductor platforms in the industry, supported by its 30-year operating history, a large portfolio of registered and pending patents, and extensive engineering and manufacturing process expertise. For more information, please visit www.magnachip.com. Information on or accessible through MagnaChip’s website is not a part of, and is not incorporated into, this release.

Safe Harbor for Forward-Looking Statements

Information in this release regarding MagnaChip’s forecasts, business outlook, expectations and beliefs are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. All forward-looking statements included in this release are based upon information available to MagnaChip as of the date of this release, which may change, and we assume no obligation to update any such forward-looking statements. These statements are not guarantees of future performance and actual results could differ materially from our current expectations. Factors that could cause or contribute to such differences include general economic conditions, the impact of competitive products and pricing, timely design acceptance by our customers, timely introduction of new products and technologies, ability to ramp new products into volume production, industry wide shifts in supply and demand for semiconductor products, industry and/or company overcapacity, effective and cost efficient utilization of manufacturing capacity, financial stability in foreign markets and the impact of foreign exchange rates, unanticipated costs and expenses or the inability to identify expenses which can be eliminated, compliance with U.S. and international trade and export laws and regulations by us and our distributors, and other risks detailed from time to time in MagnaChip’s filings with the SEC, including our Form 10-K filed on February 22, 2013 and subsequent registration statements, amendments or other reports that we may file from time to time with the SEC and/or make available on our website. MagnaChip assumes no obligation and does not intend to update the forward-looking statements provided, whether as a result of new information, future events or otherwise.

CONTACTS:

In the United States: Robert Pursel Director of Investor Relations Tel. 408-625-1262 robert.pursel@magnachip.com	In Korea: Chankeun Park Senior Manager, Public Relations Tel. +82-2-6903-3195 chankeun.park@magnachip.com

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